Exhibit 99
News Release
FOR APPROVAL
Contacts:
Margaret M. Boyce
(312) 255-5784
margaret.boyce@diamondcluster.com
David Moon
(312) 255-4560
david.moon@diamondcluster.com
DIAMONDCLUSTER COMPLETES TRANSACTION TO SELL PORTIONS OF
INTERNATIONAL OPERATIONS TO MERCER MANAGEMENT CONSULTING
Company Renamed Diamond Management & Technology Consultants, Inc.
CHICAGO, July 31, 2006—DiamondCluster International Inc. (NASDAQ: DTPI), a premier global management consulting firm, today announced the completion of the previously announced sale of its consulting operations in Continental Europe, South America and the Middle East to Mercer Management Consulting.
Under the terms of the transaction, Mercer Management Consulting has acquired the stock of five of the Company’s subsidiaries in France, Germany, Spain, Brazil, and the United Arab Emirates for $20 million in cash, plus approximately $10 million in cash for excess working capital, making the total value of the transaction at closing $30 million. The Company may also earn up to an additional $7 million in cash if the consulting operations in those markets achieve certain revenue objectives during the first 18 months following the closing of the transaction.
Reflecting the sale of its former Cluster operations, the Company will be renamed “Diamond Management & Technology Consultants, Inc.” and, effective August 1, 2006, will market itself under the brand “Diamond.” The Company’s web site is now www.diamondconsultants.com. The Company will continue to trade under the symbol “DTPI” on the NASDAQ Global Market. The transaction has been approved by the Board of Directors of each company.
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DIAMONDCLUSTER COMPLETES TRANSACTION TO SELL CERTAIN INTERNATIONAL
OPERATIONS TO MERCER MANAGEMENT CONSULTING /PAGE 2
About DiamondCluster International, Inc.
DiamondCluster (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. Effective August 1, the company will be renamed Diamond Management & Technology Consultants, Inc. and will be marketed under the brand “Diamond.” The company’s website will be www.diamondconsultants.com.